EXHIBIT 99.1

Press Release	For Further Information:
For Immediate Release	Richard S. Jablonski, VP, CFO

Tel: 972-893-4000
rick.jablonski@rbclifesciences.com

RBC Life Sciences Reports Third Quarter 2012 Results

Irving, Texas, November 8, 2012 - RBC Life Sciences, Inc. (OTCQB: RBCL) (the “Company), a provider of proprietary nutritional supplements, and wound care and pain management products, today reported consolidated net sales of $6.7 million for the quarter ended September 30, 2012, compared to $7.1 million for the third quarter of 2011. For the quarter, the Company reported a net loss of $323,216, or $0.01 per share, compared to a net loss of $289,850, or $0.01 per share, for the same quarter in 2011.

“In the third quarter of 2012, sales of our medical products decreased due in part to the Chapter 11 reorganization of a major customer. Also, sales of nutritional products were unfavorably impacted by a decrease in the number of new Associates that were recruited in 2012,” said RBC Life Sciences CEO, Clinton H. Howard. “Some of the decrease we experienced was offset by improved sales to our international licensees, and we continue to be encouraged by the sales of our best-selling dietary supplement product, Stem-KineTM. Stem-Kine is a unique dietary supplement that has been shown in two published human clinical studies to nutritionally support bone marrow and other stem-cell-producing tissues, enabling them to increase their production of stem cells. Stem cells form the natural repair and renewal system of the body.

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, markets and distributes high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended September 30,
	2012	2011
Net sales	$6,713	$7,061
Gross profit	3,071	3,318
Operating profit (loss)	(525)	(486)
Earnings (loss) before income taxes	(556)	(521)
Provision (benefit) for income taxes	(233)	(231)
Net earnings (loss)	(323)	(290)

Earnings (loss) per share - basic	$(0.01)	$(0.01)
Earnings (loss) per share - diluted	(0.01)	(0.01)

Weighted average shares outstanding - basic	22,229	22,229
Weighted average shares outstanding - diluted	22,229	22,229

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$2,917	$3,859
Inventories	5,565	6,449
Other current assets	2,225	1,669
Total current assets	10,707	11,977
Other assets	6,584	6,849
Total assets	$17,291	$18,826

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$2,740	$3,237
Deferred revenue	2,510	2,990
Other current liabilities	193	182
Total current liabilities	5,443	6,409
Other liabilities	2,350	2,554
Shareholders' equity	9,498	9,863
Total liabilities and shareholders' equity	$17,291	$18,826